Exhibit 2.3

EXECUTION VERSION

GUARANTY AND SECURITY AGREEMENT

dated as of January 31, 2020

made by

RONDO INTERMEDIATE HOLDINGS, LLC

as Borrower

and

THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO

in favor of

TRUIST BANK

as Administrative Agent

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ii

Page

Section 10.14	Additional Grantors	35
Section 10.15	Set-Off	35
Section 10.16	Releases	35
Section 10.17	Reinstatement	36
Section 10.18	Acceptance	36
Section 10.19	Keepwell	36

Schedules

Schedule 1	-	Pledged Securities and Promissory Notes
Schedule 2	-	First Priority Liens
Schedule 3	-	Legal Name, Organizational Status, Chief Executive Office
Schedule 4	-	Prior Names and Prior Chief Executive Offices
Schedule 5	-	Goods in Possession of a Bailee
Schedule 6	-	Patents and Patent Licenses
Schedule 7	-	Trademarks and Trademark Licenses
Schedule 8	-	Copyrights and Copyright Licenses
Schedule 9	-	Vehicles
Schedule 10	-	Commercial Tort Claims
Schedule 11	-	Letter-of-Credit Rights

Annexes

Annex I	Form of Joinder Agreement
Annex II	Form of Intellectual Property Security Agreement
Annex III	Form of Acknowledgment and Consent

iii

GUARANTY AND SECURITY AGREEMENT

THIS GUARANTY AND SECURITY AGREEMENT, dated as of January 31, 2020, is made by RONDO INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), RONDO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”) and certain Subsidiaries of the Borrower identified on the signature pages hereto as “Guarantors” (collectively with the Borrower, Holdings and any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, each, a “Grantor” and, collectively, the “Grantors”), in favor of TRUIST BANK, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower is entering into that certain Revolving Credit and Term Loan Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the lenders from time to time parties thereto and the Administrative Agent, providing for revolving credit and term loan facilities (as amended, restated, amended and restated, supplemented, replaced, increased, refinanced or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, it is a condition precedent to the obligations of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents that the Grantors enter into this Agreement, pursuant to which the Grantors (other than the Borrower) shall guaranty all Obligations of the Borrower and the Grantors (including the Borrower) shall grant Liens on the Collateral (as defined herein) to the Administrative Agent, on behalf of the Secured Parties, to secure their respective Obligations;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Issuing Bank to enter into the Credit Agreement and to induce the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower thereunder, each Grantor party hereto hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Each term defined above shall have the meaning set forth above for all purposes of this Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement, and the terms “Account Debtor”, “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment

Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Securities Account”, “Security”, “Supporting Obligation”, and “Tangible Chattel Paper” shall have the meanings assigned to such terms in the UCC.

(b) The following terms shall have the following meanings:

“Agreement” shall mean this Guaranty and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning set forth in Section 3.1.

“Copyright Licenses” shall mean any and all present and future agreements providing for the granting of any right in, or to, Copyrights (whether the applicable Grantor is the licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 8.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any copyrights, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 8.

“Excluded Property” shall mean, collectively, any (i) Real Estate leased by any Grantor (which, for the avoidance of doubt, shall not include Collateral Access Agreements), (ii) Real Estate owned by any Grantor having a fair market value less than or equal to $1,000,000, (iii) Vehicles and other assets covered by certificates of title or ownership to the extent a Lien cannot be perfected solely by filing a UCC-1 financing statement, (iv) Letter-of-Credit Rights to the extent a Lien cannot be perfected solely by filing a UCC-1 financing statement, (v) Commercial Tort Claim having a fair market value less than or equal to $1,000,000, (vi) Capital Stock or Stock Equivalent of any Person other than a Wholly Owned Subsidiary if under the terms of such Person’s Organization Documents the grant of a Lien or security interest therein is prohibited or requires consent by any other party thereto other than any other Grantor (so long as such prohibition or requirement did not arise as a part of the acquisition or formation thereof or in anticipation of this Agreement), (vii) assets as to which the Administrative Agent and the Borrower reasonably determine that the burden or cost of obtaining or perfecting a Lien or security interest therein outweighs the benefit to the Secured Parties, (viii) intent-to-use trademark applications prior to the filing of a “Statement of Use” or “Amended to Allege Use” with respect thereto to the extent, if any, that, and solely during the period, if any, in which the grant of a Lien or security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, (ix) margin stock, (x) rights or interest in any contract, lease, permit, or license agreement covering real or personal property of any Grantor, in each case, in existence on the Closing Date or upon acquisition of the relevant Subsidiary party thereto (so long as such contract, lease, permit, or license agreement was not entered into as a part of the acquisition thereof or in anticipation of this Agreement), if under the terms of such contract, lease, permit, license or license agreement or applicable law with respect thereto, the grant of a Lien or security interest therein is prohibited as a matter of law or constitutes a breach or default under or results in a right of termination in favor of, or requires consent not obtained under the terms of such contract, lease, permit, license or license agreement by, any party thereto (other than Holdings, the Borrower or any of its Subsidiaries) and such prohibition or restricted has not been waived or the consent of the other party to such contract, lease, permit, license or license agreement has not been obtained, after giving effect the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (xi) any licenses, permits, franchises, charters and authorizations issued by, and other assets regulated by, a Governmental Authority to the extent the grant of a Lien or security interest therein is (a) prohibited by such license, permit, franchise, charter, authorization or asset, (b) prohibited by applicable law, (c) requires prior notice to any Governmental Authority (or any required waiting period associated therewith has not expired), or (d) requires the consent, approval, license or authorization of any Governmental Authority which has not been received, in each case, after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law, (xii) (a) Deposit Accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, trust, tax (including, without limitation sales tax), escrow and other fiduciary accounts, (b) Deposit Accounts holding cash collateral or other deposits that constitute a Lien permitted by the Credit Agreement, (c) zero balance accounts and other Deposit Accounts with an aggregate average monthly balance of less than $1,000,000 (collectively, the “Excluded Accounts”) and (xiii) any asset, receivable or Account which a grant of a Lien therein is prohibited by applicable law or regulation (for so long as such prohibition remains in effect); provided that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Guaranteed Obligations” shall have the meaning set forth in Section 2.1(a).

“Guarantors” shall mean, collectively, each Grantor other than the Borrower.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter owned or acquired by any Grantor, including Patents, Copyrights, Trademarks, Licenses, Trade Secrets, the intellectual property rights in Software and databases and related documentation and all renewals and extensions, rights to sue or otherwise recover for infringements or other violations of the foregoing, and all rights corresponding thereto throughout the world.

“Issuers” shall mean, collectively, each issuer of a Pledged Security.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Monetary Obligation” shall mean a monetary obligation secured by Goods or owed under a lease of Goods and includes a monetary obligation with respect to software used in Goods.

“Note” shall mean an instrument that evidences a promise to pay a Monetary Obligation and any other instrument within the description of “promissory note” as defined in Article 9 of the UCC.

“Patent Licenses” shall mean any and all present and future agreements providing for the granting of any right in, or to, Patents (whether the applicable Grantor is the licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 6.

“Patents” shall mean, collectively, with respect to each Grantor, all letters patent issued or assigned to, and all patent applications and registrations made by, such Grantor (whether established or registered or recorded in the United States, any State thereof or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and rights to obtain any of the foregoing, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 6.

“Pledged Certificated Stock” shall mean all certificated securities and any other Capital Stock or Stock Equivalent of any Person, other than Excluded Property, evidenced by a certificate, instrument or other similar document, in each case now owned or at any time hereafter acquired by any Grantor, and any dividend or distribution of cash, instruments or other property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 1.

“Pledged Securities” shall mean, collectively, all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” shall mean any Capital Stock or Stock Equivalent of any Person, other than Pledged Certificated Stock and Excluded Property, in each case now owned or at any time hereafter acquired by any Grantor, including all right, title and interest of any Grantor as a limited or general partner in any partnership or as a member of any limited liability company not constituting Pledged Certificated Stock, all right, title and interest of any Grantor in, to and under any Organization Documents of any partnership or limited liability company to which it is a party, and any dividend or distribution of cash, instruments or other property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 1.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Secured Obligations” shall have the meaning set forth in Section 3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time.

“Software” means all computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering, preclinical, clinical, regulatory or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.

“Trademark Licenses” shall mean any and all present and future agreements providing for the granting of any right in, or to, Trademarks (whether the applicable Grantor is the licensee or licensor thereunder), including, without limitation, any thereof referred to in Schedule 7.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks, service marks, slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether by statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof, including, without limitation, any thereof referred to in Schedule 7.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Vehicles” shall mean all vehicles covered by a certificate of title of any state and, in any event, shall include, without limitation, the vehicles listed on Schedule 9 and all tires and other appurtenances to any of the foregoing.

Section 1.2 Other Definitional Provisions; References. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall, unless otherwise stated, be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II

GUARANTEE

Section 2.1 Guarantee.

(a) Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of all Obligations of the Borrower and the other Loan Parties, including, without limitation, (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral and (C) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Lenders and the Issuing Bank under the Credit Agreement and the other Loan Documents; (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents; (iii) the due and punctual payment of all Bank Product Obligations of any other Loan Party; and (iv) the due and punctual payment and performance of all Hedging Obligations owed by any other Loan Party to any Lender-Related Hedge Provider (all the monetary and other obligations referred to in the preceding clauses (i) through (iv) being collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

(b) Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Secured Party to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Secured Party in favor of the Borrower or any other Guarantor. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of the Guaranteed Obligations, whether currently existing or hereinafter incurred.

(c) It is the intent of each Guarantor and the Administrative Agent that the maximum obligations of the Guarantors hereunder shall be, but not in excess of:

(i) in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq., as amended and in effect from time to time (the “Bankruptcy Code”), on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii) in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii) in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

The substantive laws under which the possible avoidance or enforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in clauses (i), (ii) and (iii) of this subsection, but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Secured Parties), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

This subsection is intended solely to preserve the rights of the Administrative Agent and the Secured Parties hereunder to the maximum extent that would not cause the Guaranteed

Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Grantors nor any other Person shall have any right or claim under this subsection as against the Administrative Agent or any Secured Party that would not otherwise be available to such Person under the Avoidance Provisions.

(d) Each Guarantor agrees that if the maturity of any of the Guaranteed Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article shall remain in full force and effect until all Guaranteed Obligations are irrevocably satisfied in full and all Commitments have been irrevocably terminated, notwithstanding that, from time to time during the term of the Credit Agreement, no Obligations may be outstanding.

Section 2.2 Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. dollars at the office of the Administrative Agent specified pursuant to the Credit Agreement.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (collectively, the “Secured Obligations”):

(a) all Accounts and Chattel Paper;

(b) all Commercial Tort Claims;

(c) all contracts;

(d) all Deposit Accounts and Securities Accounts;

(e) all Documents;

(f) all General Intangibles;

(g) all Goods (including, without limitation, all Inventory, all Equipment and all Fixtures);

(h) all Instruments;

(i) all Intellectual Property;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Notes and all intercompany obligations issued to any Grantor;

(m) all Pledged Securities;

(n) all Vehicles;

(o) all books and records, Supporting Obligations and related letters of credit or other claims and causes of action, in each case to the extent pertaining to the Collateral; and

(p) to the extent not otherwise included, substitutions, replacements, accessions, products and other Proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing;

provided that, notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property, and, to the extent that any Collateral later becomes Excluded Property, the Lien granted hereunder will automatically be deemed to have been released; provided, further, that if and when any property shall cease to be Excluded Property, a Lien on and security interest in such property shall automatically be deemed granted therein.

Section 3.2 Transfer of Pledged Securities. All certificates and instruments representing or evidencing the Pledged Certificated Stock shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective endorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, all Pledged Certificated Stock must be delivered or transferred in such manner, and each Grantor shall take all such further action as may be reasonably requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the UCC.

Section 3.3 Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE IV

ACKNOWLEDGMENTS, WAIVERS AND CONSENTS

Section 4.1 Acknowledgments, Waivers and Consents.

(a) Each Guarantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the guarantee of, and each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement involve the provision of collateral security for, obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Loan Documents, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to each Guarantor the guarantee made by it herein and, with respect to each Grantor, the collateral security provided by such Grantor herein), and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement and the other Loan Documents, shall not be affected, limited, reduced, discharged or terminated in any way:

(i) notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Secured Obligations continued; (B) the Secured Obligations, the liability of any other Person upon, or for, any part thereof or any collateral security or guarantee therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Secured Party; (C) the Credit Agreement, the other Loan Documents and all other documents executed and delivered in connection therewith or in connection with Hedging Obligations and Bank Product Obligations included as Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, all Lenders, or the other parties thereto, as the case may be) may deem advisable from time to time; (D) the Borrower, any Guarantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Secured Obligations or any collateral now or in the future serving as security for the Secured Obligations; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally; and

(ii) regardless of, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability of the Credit Agreement, any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party; (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Grantor or any other Person against the Administrative Agent or any other Secured Party; (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person, or any sale, lease or transfer of any or all of the assets of any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall be released or shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement or any other Loan Document; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; (H) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectively bound by this Agreement or that such Person or any other guarantor was released from its obligations under this Agreement or any other guarantee; or (I) any other circumstance or act whatsoever, including any action or omission of the type described in subsection (a)(i) of this Section (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in Article II, or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.

(b) Each Grantor hereby waives to the extent permitted by law (i) except as expressly provided otherwise in any Loan Document, all notices to such Grantor, or to any other Person, including, but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the provision of collateral security provided herein, or the creation, renewal, extension, modification or accrual of any Secured Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in Article II or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto, or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and the collateral security provided herein and no notice of creation of the Secured Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Grantor, and all dealings between the Borrower and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) any statute of limitations affecting any Grantor’s liability hereunder or the enforcement thereof; (iv) all rights of revocation with respect to the Secured Obligations, the guarantee contained in Article II and the provision of collateral security herein; and (v) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(c) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in Article II or any property subject thereto.

Section 4.2 No Subrogation, Contribution or Reimbursement. Until all Secured Obligations are irrevocably satisfied in full and all Commitments of each Secured Party under the Credit Agreement or any other Loan Document have been irrevocably terminated, notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Grantor in respect of payments made by such Grantor hereunder, and each Grantor hereby expressly waives, releases and agrees not to exercise any or all such rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Borrower or any other Grantor or against any collateral or security or guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Borrower and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in such collateral or security or guarantee or right of offset. The Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the other Secured Parties to enter into the Credit Agreement and the other Loan Documents, to induce the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower thereunder and to induce the Lender-Related Hedge Providers and the Bank Product Providers to enter into Hedging Obligations and Bank Product Obligations with the Grantors, each Grantor represents and warrants to the Administrative Agent and each other Secured Party as follows:

Section 5.1 Confirmation of Representations in Credit Agreement. Each Grantor represents and warrants to the Secured Parties that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Grantor (in its capacity as a Loan Party or a

Restricted Subsidiary of the Borrower, as the case may be) or to the Loan Documents to which such Grantor is a party are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section, be deemed to be a reference to such Guarantor’s knowledge.

Section 5.2 Benefit to the Guarantors. As of the Closing Date, the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the Guarantors are engaged in related businesses permitted pursuant to Section 5.3 of the Credit Agreement. Each Guarantor is a Subsidiary of the Borrower, and the guaranty and surety obligations of each Guarantor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and each Guarantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 5.3 Pledged Securities; Promissory Notes. Schedule 1 correctly sets forth (a) all duly authorized, issued and outstanding Capital Stock owned by each Grantor and each other Person that is beneficially owned by each Grantor and (b) all promissory notes held by each Grantor and all intercompany notes issued to any Grantors, in each case as of the Closing Date.

Section 5.4 First Priority Liens. The Liens and security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions set forth on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected Liens on, and security interests in, all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the Closing Date, except for Liens expressly permitted under Section 7.2 of the Credit Agreement that are expressly permitted to have priority over the Liens hereunder or that have priority over the Liens on the Collateral by operation of law.

Section 5.5 Legal Name, Organizational Status, Chief Executive Office. On the Closing Date, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational identification number, federal (and, if applicable, state) taxpayer identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 3.

Section 5.6 Prior Names, Prior Chief Executive Offices. Schedule 4 correctly sets forth (a) all names and trade names of such Grantor that such Grantor has used in the last five years and (b) the chief executive office of such Grantor over the last five years (if different from that which is set forth in Section 5.4).

Section 5.7 Goods. Except as set forth on Schedule 5, no portion of the Collateral constituting Goods with an aggregate value of $1,000,000 or more is at any time in the possession of a bailee that has issued a negotiable or non-negotiable document covering such Collateral.

Section 5.8 Chattel Paper. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.

Section 5.9 Truth of Information. All information with respect to the Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Grantor to the Administrative Agent or any other Secured Party, and all other written information heretofore or hereafter furnished by such Grantor to the Administrative Agent or any other Secured Party, is and will be true and correct in all material respects as of the date furnished.

Section 5.10 Accounts. The amount represented by such Grantor to the Administrative Agent and the other Secured Parties from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts, Chattel Paper and Payment Intangibles will at such time be the correct amount actually owing by such Account Debtor or Account Debtors thereunder. The place where each Grantor keeps its records concerning the Accounts, Chattel Paper and Payment Intangibles comprising a portion of the Collateral is c/o Amneal Pharmaceuticals, LLC, 400 Crossing Boulevard, 3rd Floor, Bridgewater, NJ 08807.

Section 5.11 Governmental Obligors. None of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles is a Governmental Authority, except to the extent such Accounts, Chattel Paper or Payment Intangibles have an aggregate value of less than $250,000.

Section 5.12 Copyrights, Patents and Trademarks. Schedule 6 correctly sets forth all Patents owned by such Grantor in its own name and all Patent Licenses to which such Grantor is a party, as of the Closing Date. Schedule 7 correctly sets forth all Trademarks and owned by such Grantor in its own name and all Trademark Licenses to which such Grantor is a party, as of the Closing Date. Schedule 8 correctly sets forth all Copyrights owned by such Grantor in its own name and all Copyright Licenses to which such Grantor is a party, as of the Closing Date. To the best of each such Grantor’s knowledge, each Patent and Trademark is valid, subsisting, unexpired and enforceable and has not been abandoned. Except as set forth in any such Schedule, none of such Patents, Trademarks and Copyrights is the subject of any licensing or franchise agreement. No holding, decision or judgment has been rendered by any Governmental Authority which could have a Material Adverse Effect. No action or proceeding is pending (i) seeking to limit, cancel or question the validity of any Patent, Trademark or Copyright, or (ii) which, if adversely determined, could have a Material Adverse Effect.

Section 5.13 Vehicles. All Vehicles that are not Excluded Property owned by such Grantor as of the Closing Date that are not encumbered by Liens expressly permitted under Section 7.2 of the Credit Agreement are set forth on Schedule 9.

Section 5.14 Commercial Tort Claims. Schedule 10 correctly sets forth all Commercial Tort Claims of such Grantor in existence as of the Closing Date and having a value in excess of $500,000.

Section 5.15 Letter-of-Credit Rights. Schedule 11 correctly sets forth all Letter-of-Credit Rights under which such Grantor is named as the beneficiary in existence as of the Closing Date and having a value in excess of $500,000.

ARTICLE VI

COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Secured Obligations (other than unasserted contingent Secured Obligations) shall have been paid in full, no Letter of Credit shall be outstanding and all Commitments shall have been terminated:

Section 6.1 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.4 and shall defend such security interest against the claims and demands of all Persons whomsoever, except with respect to Liens expressly permitted under Section 7.2 of the Credit Agreement.

(b) At any time and from time to time, upon the reasonable request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary or advisable or as the Administrative Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.

(c) Without limiting the obligations of the Grantors under subsection (b) of this Section, (i) upon the request of the Administrative Agent, such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent) requested by the Administrative Agent to cause the Administrative Agent to (A) have “control”

(within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) over any Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property (including the Pledged Securities), or Letter-of-Credit Rights, in each case, having a value in excess of $1,000,000 on an individual basis, including, without limitation, executing and delivering any agreements, in form and substance reasonably satisfactory to the Administrative Agent, with securities intermediaries, issuers or other Persons in order to establish “control”, and each Grantor shall promptly notify the Administrative Agent of such Grantor’s acquisition of any such Collateral, and (B) be a “protected purchaser” (as defined in Section 8-303 of the UCC); and (ii) with respect to any Collateral constituting Goods having a value in excess of $1,000,000 that are in the possession of a bailee, such Grantor shall provide prompt notice to the Administrative Agent of any such Collateral then in the possession of such bailee, and such Grantor shall use commercially reasonable efforts to take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent or any other Secured Party) necessary or reasonably requested by the Administrative Agent to cause the Administrative Agent to have a perfected security interest in such Collateral under applicable law.

(d) This Section and the obligations imposed on each Grantor by this Section shall be interpreted as broadly as possible in favor of the Administrative Agent and the other Secured Parties in order to effectuate the purpose and intent of this Agreement.

Section 6.2 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts comprising any part of the Collateral. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral.

Section 6.3 Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent and the other Secured Parties from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 6.4 Changes in Locations. Without limitation of any other covenant herein, such Grantor will not cause or permit any change to the identity of any warehouseman, common carrier, other third party transporter, bailee or any agent or processor in possession or control of any Collateral having a value in excess of $500,000, unless such Grantor shall have first (i) notified the Administrative Agent and the other Secured Parties of such change at least 30 days prior to the date of such change, and (ii) taken all action reasonably requested by the Administrative Agent for the purpose of maintaining the perfection and priority of the Administrative Agent’s security interests under this Agreement.

Section 6.5 Compliance with Contractual Obligations. Such Grantor will perform and comply in all material respects with all of its contractual obligations relating to the Collateral.

Section 6.6 Limitations on Dispositions of Collateral. The Administrative Agent and the other Secured Parties do not authorize the Grantors to, and each Grantor agrees not to, sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except to the extent expressly permitted by the Credit Agreement or any other Loan Document.

Section 6.7 Pledged Securities.

(a) If such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the Capital Stock or other equity interests of any nature of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, except as otherwise provided herein or in the Credit Agreement, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and promptly deliver (but in any event within three (3) Business Days) the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Administrative Agent covering such certificate or instrument duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof and of the Credit Agreement, as additional collateral security for the Secured Obligations.

(b) Without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), such Grantor will not (i) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien (except for Liens expressly permitted under Section 7.2 of the Credit Agreement) or option in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or except as permitted by the Credit Agreement or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof (except as permitted by the Credit Agreement).

(c) In the case of each Grantor which is an Issuer, and each other Issuer that executes the Acknowledgment and Consent in the form of Annex III (which the applicable Grantor shall use its commercially reasonable efforts to obtain from each such other Issuer), such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 7.1(c) and Section 7.5 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.1(c) or Section 7.5 with respect to the Pledged Securities issued by it.

(d) Such Grantor shall furnish to the Administrative Agent such powers and other equivalent instruments of transfer as may be reasonably required by the Administrative Agent to assure the transferability of and the perfection of the security interest in the Pledged Securities when and as often as may be reasonably requested by the Administrative Agent.

(e) The Pledged Securities will constitute not less than 100% of the Capital Stock or other equity interests of the Issuer thereof owned by any Grantor.

(f) Such Grantor shall not, without executing and delivering, or causing to be executed and delivered, to the Administrative Agent such agreements, documents and instruments as the Administrative Agent may reasonably require, issue or acquire any Capital Stock or hold any Pledged Security that consists of an interest in a partnership or a limited liability company which (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is held in a Securities Account or (iv) constitutes a Security or a Financial Asset.

Section 6.8 Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. Such Grantor will not (i) amend, modify, terminate or waive any provision of any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible comprising a portion of the Collateral, or (ii) fail to exercise promptly and diligently each and every right which it may have under any Chattel Paper, Instrument and each agreement giving rise to an Account or Payment Intangible comprising a portion of the Collateral (other than any right of termination), in each case except where such action or failure to act, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9 Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper and the value of such Instruments and Tangible Chattel Paper in the aggregate is $750,000 or more, each such Instrument or Tangible Chattel Paper, shall be delivered to the Administrative Agent as soon as practicable, duly endorsed in a manner reasonably satisfactory to the Administrative Agent to be held as Collateral pursuant to this Agreement.

Section 6.10 Copyrights, Patents and Trademarks.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor (either itself or through licensees) will, except with respect to any Trademark that such Grantor shall reasonably determine is immaterial, (i) maintain as in the past the quality of services offered under such Trademark, (ii) maintain such Trademark in full force and effect, free from any claim of abandonment for non-use, (iii) employ such Trademark with the appropriate notice of registration, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act, or knowingly omit to do any act, whereby any Trademark may become invalidated.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor will not, except with respect to any Patent that such Grantor shall reasonably determine is immaterial, do any act, or knowingly omit to do any act, whereby any Patent may become abandoned or dedicated.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor will not, except with respect to any Copyright that such Grantor shall reasonably determine is immaterial, do any act, or knowingly omit to do any act, whereby any Copyright may become abandoned or dedicated.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor will notify the Administrative Agent and the other Secured Parties promptly if it knows, or has reason to know, that any application or registration relating to any Copyright, Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office) regarding such Grantor’s ownership of any Copyright, Patent or Trademark or its right to register the same or to keep and maintain the same.

(e) Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright, Patent or Trademark with the United States Copyright Office or the United States Patent and Trademark Office, such Grantor shall report such filing to the Administrative Agent and the other Secured Parties within fifteen (15) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver an Intellectual Property Security Agreement substantially in the form of Annex II, and such Grantor hereby constitutes the Administrative Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Secured Obligations are paid in full and the Commitments are terminated.

(f) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Copyright Office or the United States Patent and Trademark Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain the registration of each Copyright, Patent and Trademark, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(g) Except as could not reasonably be expected to have a Material Adverse Effect, in the event that any Copyright, Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and the other Secured Parties after it learns thereof and shall, unless such Grantor shall reasonably determine that such Copyright, Patent or Trademark is immaterial to such Grantor.

Section 6.11 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that is not Excluded Property, such Grantor shall notify the Administrative Agent and the other Secured Parties in writing within 30 days of holding or acquiring such Commercial Tort Claim.

ARTICLE VII

REMEDIAL PROVISIONS

Section 7.1 Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given prior written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to subsection (b) of this Section, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same, unless such exercise of powers is in connection with an action permitted by the Credit Agreement.

(b) If an Event of Default shall occur and be continuing, then at any time in the Administrative Agent’s discretion, on at least three (3) Business Days’ prior written notice, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in accordance with Section 8.2 of the Credit Agreement, (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and (iii) the Administrative Agent or its nominee may exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder (and each Issuer party hereto hereby agrees) to (i) comply with any instruction received by it from the Administrative Agent in writing (x) after an Event of Default has occurred and is continuing and the prior written notice described in Section 7.1(b) hereof and (y) that is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

(d) After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 7.2 Collections on Accounts. The Administrative Agent hereby authorizes each Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default each Grantor shall promptly notify the applicable Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may in its own name or in the name of others communicate with the applicable Account Debtors to verify with them to its satisfaction the existence, amount and terms of any applicable Accounts, Chattel Paper or Payment Intangibles.

Section 7.3 Proceeds. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles comprising a portion of the Collateral, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within five (5) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent in a special collateral account maintained by the Administrative Agent subject to withdrawal by the Administrative Agent for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties segregated from other funds of any such Grantor. All Proceeds of the Collateral (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments or Payment Intangibles comprising a portion of the Collateral) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds or Proceeds on deposit in said special collateral account on account of the Secured Obligations in the order set forth in Section 8.2 of the Credit Agreement, and any part of such funds or Proceeds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to each Grantor or to whomsoever may be lawfully entitled to receive the same.

Section 7.4 UCC and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Loan Documents, and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under the UCC (regardless of whether the UCC is in effect in the jurisdiction where such rights, remedies, powers or privileges are asserted) or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. In the case of Intellectual Property, the Administrative Agent shall have the right to (i) declare the entire right, title and interest of any Grantor in and to the Intellectual Property, vested in the Administrative Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Administrative Agent for the benefit of the Secured Parties, and the Administrative Agent shall be entitled to exercise the power of attorney referred to herein to execute, cause to be acknowledged and notarized and record an absolute assignment of the applicable Intellectual Property with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property; and (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or domain names have been used. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by any Grantor, including any equity or right of redemption, stay or appraisal which such Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 8.2 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) In the event that the Administrative Agent elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 7.5 Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Section 7.6 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under the UCC or any other applicable law. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations or Guaranteed Obligations, as the case may be, and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

Section 7.7 Non-Judicial Enforcement. The Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and, to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 The Administrative Agent’s Appointment as Attorney-in-Fact.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii) execute, in connection with any sale provided for in Section 7.4 or Section 7.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any or all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (I) assign any Patent, Copyright or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Administrative Agent shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this subsection to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1 unless an Event of Default shall have occurred and be continuing. The Administrative Agent shall give the relevant Grantor prompt written notice of any action taken pursuant to this subsection.

(b) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement for a defaulting Grantor.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section shall be payable by such Grantor to the Administrative Agent within ten (10) days of demand therefor.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in compliance herewith. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 8.2 Duty of the Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account, and the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Except as otherwise provided in this Agreement and the Credit Agreement, to the fullest extent permitted by applicable law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against any Grantor or other Person.

Section 8.3 Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 8.4 Authority of the Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 8.5 Proxy. EACH GRANTOR HEREBY IRREVOCABLY APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 8.1 ABOVE AND SUBJECT TO THE TERMS OF THIS AGREEMENT) WITH RESPECT TO THE PLEDGED SECURITIES, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED SECURITIES, WITH FULL POWER OF SUBSTITUTION TO DO SO, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND UPON THREE BUSINESS DAYS’ WRITTEN NOTICE TO THE APPLICABLE GRANTOR OF ITS EXERCISE OF ITS RIGHTS HEREUNDER. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED SECURITIES, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED SECURITIES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND UPON THREE BUSINESS DAYS’ WRITTEN NOTICE TO THE APPLICABLE GRANTOR OF ITS EXERCISE OF ITS RIGHTS HEREUNDER. SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED

SECURITIES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED SECURITIES OR ANY OFFICER OR ADMINISTRATIVE AGENT THEREOF), ONLY UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND UPON THREE BUSINESS DAYS’ WRITTEN NOTICE TO THE APPLICABLE GRANTOR OF ITS EXERCISE OF ITS RIGHTS HEREUNDER. THE POWER OF ATTORNEY AND IRREVOCABLE PROXY GRANTED HEREBY ARE COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, SHALL SURVIVE THE BANKRUPTCY, DISSOLUTION OR WINDING UP OF EACH RELEVANT GRANTOR, AND SHALL TERMINATE ONLY UPON THE TERMINATION OF THE COMMITMENTS AND PAYMENT IN FULL OF THE SECURED OBLIGATIONS (OTHER THAN CONTINGENT INDEMNIFICATION OBLIGATIONS) AND THE EXPIRATION OR TERMINATION OF ALL LETTERS OF CREDIT WITH NO PENDING DRAWINGS (OTHER THAN LETTERS OF CREDIT THAT HAVE BEEN CASH COLLATERALIZED OR AS TO WHICH OTHER ARRANGEMENTS REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT AND THE ISSUING BANK HAVE BEEN MADE). FOR THE AVOIDANCE OF DOUBT, ANY IRREVOCABLE POWER OF ATTORNEY AND/OR PROXY GRANTED HEREBY WITH RESPECT TO PLEDGED SECURITIES ISSUED BY A MANAGER-MANAGED ENTITY THAT IS NOT A CORPORATION SHALL INCLUDE (AND BE DEEMED TO INCLUDE) ALL OF THE APPLICABLE GRANTOR’S VOTING RIGHTS AS A “MANAGER” (AS APPLICABLE) AND AS A “MEMBER” OF SUCH ENTITY AS ARE SET FORTH IN SUCH ENTITY’S ORGANIZATION DOCUMENTS.

ARTICLE IX

SUBORDINATION OF INDEBTEDNESS

Section 9.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Grantor to any Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After the occurrence and during the continuation of an Event of Default, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 9.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Secured Obligations as provided under Section 8.2 of the Credit Agreement. Should the Administrative

Agent or any other Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Secured Obligations and termination of all Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.

Section 9.3 Payments Held in Trust. In the event that, notwithstanding Section 9.1 and Section 9.2, any Grantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, then it agrees (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Section 9.4 Liens Subordinate. Each Grantor agrees that, until the Secured Obligations are paid in full and all Commitments have terminated, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period in which any of the Secured Obligations are outstanding or any of the Commitments are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including, without limitation, the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Section 9.5 Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

Section 10.2 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 10.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to the Borrower at its notice address set forth in Section 10.1 of the Credit Agreement.

Section 10.3 Payment of Expenses, Indemnities. The terms of Section 10.3 of the Credit Agreement shall apply to each Grantor, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 10.3 of the Credit Agreement and Article II of this Agreement, as applicable.

Section 10.4 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Credit Agreement.

Section 10.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties, the future holders of the Loans, and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or Secured Obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.

Section 10.6 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or enforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart to this Agreement by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.8 Survival. The obligations of the parties under Section 10.3 shall survive the repayment of the Secured Obligations and the termination of the Credit Agreement, the Letters of Credit, the Commitments, the Hedging Obligations and the Bank Product Obligations. To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then, to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each other applicable Collateral Document shall continue in full force and effect. In such event, each applicable Collateral Document shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent and the other Secured Parties to effect such reinstatement.

Section 10.9 Captions. Captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.10 No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 10.11 Governing Law; Submission to Jurisdiction.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.

(b) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each Grantor irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.13 Acknowledgments.

(a) Each Grantor hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(ii) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

(b) Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents to which it is a party and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents to which it is a party; that it has in fact read this Agreement and the other Loan Documents to which it is a party and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement and the other Loan Documents to which it is a party; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents to which it is party; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents to which it is a party; and that it recognizes that certain of the terms of this Agreement and other Loan Documents to which it is a party result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each Grantor agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement or the other Loan Documents to which it is a party on the basis that such Grantor had no notice or knowledge of such provision or that the provision is not “conspicuous”.

(c) Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against any other Grantor, the Administrative Agent, the other Secured Parties or any other Person or against any Collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 10.14 Additional Grantors. Each Person that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement and is not a signatory hereto shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Annex I, which shall be delivered to the Administrative Agent pursuant to Section 5.10(a) of the Credit Agreement.

Section 10.15 Set-Off. Each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Secured Party may otherwise have, each Secured Party shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Grantor or any of its Subsidiaries at any of its offices, in dollars or in any other currency, and (ii) Obligations then due and payable to such Secured Party (or any Affiliate of such Secured Party), which are not paid when due, in which case it shall promptly notify the Borrower and the Administrative Agent thereof; provided that such Secured Party’s failure to give such notice shall not affect the validity thereof.

Section 10.16 Releases.

(a) This Agreement and all of the security interests granted hereby shall terminate automatically when (i) all the Secured Obligations have been paid in full in cash (other than contingent indemnification obligations), (ii) all Commitments have terminated or expired and (iii) the LC Exposure has been reduced to zero and the Issuing Bank has no further obligation to issue or amend Letters of Credit under the Credit Agreement.

(b) The Lien and all other security interests granted hereby shall also automatically terminate and be released at the time or times and in the manner set forth in Section 9.11 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(d) Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 9.11(a) of the Credit Agreement.

Section 10.17 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.18 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

Section 10.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and Security Agreement in respect of Swap Obligations (provided, however, that each

Qualified ECP Guarantor shall only be liable under this Section 10.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.19, or otherwise under this Guaranty, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until this Agreement has been terminated pursuant to Section 10.16(a). Each Qualified ECP Guarantor intends that this Section 10.19 constitute, and this Section 10.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1 a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty and Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

RONDO INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Todd Branning
Name: Todd Branning
Title: Chief Financial Officer and Treasurer

GUARANTORS:

RONDO HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Todd Branning
Name: Todd Branning
Title: Chief Financial Officer and Treasurer

DIXON-SHANE, LLC d/b/a R&S Northeast LLC, a Kentucky limited liability company

By:	/s/ Todd Branning
Name: Todd Branning
Title: Chief Financial Officer and Treasurer

AVKARE, LLC, a Tennessee limited liability company

By:	/s/ Todd Branning
Name: Todd Branning
Title: Chief Financial Officer and Treasurer

[Signature Page to Guaranty and Security Agreement]

Acknowledged and Agreed to as of the date hereof:

ADMINISTRATIVE AGENT:

TRUIST BANK

By:	/s/ Jared Cohen
Name: Jared Cohen
Title: Director

[Signature Page to Guaranty and Security Agreement]